EXHIBIT 4.5


SECURITY AND PLEDGE AGREEMENT



dated as of May 11, 2001



between



EMPIRE ONE TELECOMMUNICATIONS, INC. as
Debtor and Debtor in Possession

and

EOT LENDING CORP.
as
Lender



Table of Contents


ARTICLE 1DEFINITIONS	1
Section 1.1	Definitions	1

ARTICLE 2COLLATERAL	4
Section 2.1	Security Interest in the Collateral	4

ARTICLE 3REPRESENTATIONS AND WARRANTIES	6

Section 3.1	Representations and Warranties	6

ARTICLE 4FURTHER ASSURANCES; REMEDIES	7
Section 4.1	Further Assurances; Remedies	7
Section 4.2	Delivery and Other Perfection	7
Section 4.3	Preservation of Rights	8
Section 4.4	Special Provisions Relating to Certain Collateral	8
Section 4.5	Events of Default, Etc	9
Section 4.6	Deficiency	10
Section 4.7	Removals, Etc	10
Section 4.8	Application of Proceeds	10
Section 4.9	Attorney-in-Fact	11
Section 4.10	Perfection	11
Section 4.11	Termination	11
Section 4.12	Expenses and Indemnities	11
Section 4.13	Further Assurances	12
Section 4.14	Releases	12
Section 4.15	Other Financing Statements and Liens	12

ARTICLE 5MISCELLANEOUS	12
Section 5.1	No Waiver	12
Section 5.2	Notices	12
Section 5.3	Amendments, Etc	13
Section 5.4	Successors and Assigns	13
Section 5.5	Captions	13
Section 5.6	Counterparts	13
Section 5.7	Governing Law	13
Section 5.8	Severability	13





ANNEXES


Annex 1	List of Contracts
Annex 2	Locations
Annex 3	List of Copyrights
Annex 4	List of Patents
Annex 5	List of Trade Names




SECURITY AND PLEDGE AGREEMENT
SECURITY AND PLEDGE AGREEMENT, dated as of
_____________, 2001 by and among Empire One Telecommunications, Inc., as debtor and debtor in possession (the "Borrower"), and EOT Lending Corp., (the "Lender").
W I T N E S S E T H :
WHEREAS, the Borrower and the Lender have entered
into a Credit Agreement (as amended and in effect from time to time, the "Credit Agreement"), dated as of __________,2001 pursuant to which the Lender has agreed to provide the Borrower with a $600,000 working capital loan facility, and upon the terms and subject to the conditions set forth therein, the Lender has agreed to provide such facility;
WHEREAS, it is a condition precedent to the
effectiveness of the Credit Agreement that the Borrower shall have executed and delivered to the Lender a Security and Pledge Agreement in substantially the form hereof;
NOW THEREFORE, in consideration of the premises and
the agreements herein and in order to induce the Lender to make the Loan, the Borrower hereby agrees as follows:
ARTICLE 1
DEFINITIONS
Section 1.1	Definitions.  All terms used in this
Agreement that are not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of the terms defined:
"Accounts" shall have the meaning assigned to that term in Section 2.1(d) hereof.
"Agreement" shall mean this Security and Pledge
Agreement, as the same may be modified, supplemented or amended from time to time in accordance with its terms.
"Avoidance Actions" means all claims, actions, causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550,551, 553(b), or 724(a) of the Bankruptcy Code. "Collateral" shall have the meaning assigned to that term under Section 2.1 hereof.


"Collateral Account" shall have the meaning assigned to that term in Section 4.1 hereof.
"Contracts" shall mean all contracts and leases (real or personal) between a Borrower and one or more additional parties.
"Contract Rights" shall mean all rights of a Borrower under each Contract (including, without limitation, (i) all right to receive moneys due or to become due under or pursuant to all Contracts, (ii) all rights to terminate, and to perform under, all Contracts, compel performance and otherwise exercise all remedies under all Contracts, including, but not limited to, rights to indemnification, and (iii) all rights to any payments, distributions or proceeds assigned from time to time in connection with, or with respect to, the assignor's interest in any Person or any partnership or joint venture agreement to which the Borrower is or may hereafter be a party). "Copyrights" shall mean all copyrights, copyright registrations and applications for copyright registrations, including, without limitation, all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto. "Documents" shall have the meaning assigned to that term in Section 2.1(j) hereof.
"Equipment" shall have the meaning assigned to that term under Section 2.1(h) hereof.
"Governmental Authority" shall mean (i) any government or political subdivision thereof, whether foreign or domestic, national, state, county, municipal or regional or any other government authority, (ii) any agency or other instrumentality of any such government, political subdivision or other governmental entity (including any central bank or comparable agency), (iii) any court, arbitral tribunal or arbitrator and (iv) any non-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.


"Intellectual Property" shall mean, collectively, all Copyrights, all Patents and all Trademarks, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Borrower with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (e) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Borrower; and (f) all causes of action, claims and warranties now or hereafter owned or acquired by a Borrower in respect of any of the items listed above. "Instruments" shall have the meaning assigned to that term in Section 2.1(e) hereof.
"Inventory" shall have the meaning assigned to such term in Section 2.1(f) hereof.
"Motor Vehicles" shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership, having a fair market value in excess of $40,000.
"Patents" shall mean all patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.
"Trademarks" shall mean all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.



ARTICLE 2
COLLATERAL
Section 2.1	Security Interest in the
Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the Borrower hereby pledges, grants and assigns to the Lender a Lien and security interest in all right, title and interest of the Borrower in the following property, whether now owned by the Borrower or hereafter acquired, and whether now existing or hereafter coming into existence, other than Avoidance Actions (all being collectively referred to herein as "Collateral"):

(1)	all accounts and general intangibles (each
as defined in the Uniform Commercial Code) of the Borrower
constituting any right to the payment of money, including
(but not limited to) all moneys due and to become due to
it in respect of any loans or advances or for Inventory or
Equipment or other goods sold or leased or for services
rendered, all moneys due and to become due to it under any
guarantee (including a letter of credit) of the purchase
price of Inventory or Equipment sold by the Borrower and
all tax refunds (such accounts, general intangibles and
moneys due and to become due being herein called
collectively "Accounts");
(2)	all instruments, chattel paper or letters
of credit (each as defined in the Uniform Commercial Code)
of the Borrower evidencing, representing, arising from or
existing in respect of, relating to, securing or otherwise
supporting the payment of, any of the Accounts, including
(but not limited to) promissory notes, drafts, bills of
exchange and trade acceptances (herein collectively called
"Instruments");
(3)	all inventory (as defined in the Uniform
Commercial Code) of the Borrower, including Motor Vehicles
held by the Borrower for lease (including lease to
Subsidiaries of the Borrower), fuel, tires and other spare
parts, including Spare Parts, all goods obtained by the
Borrower in exchange for such inventory, and any products
made or processed from such inventory including all
substances, if any, commingled therewith or added thereto
(herein collectively called "Inventory");
(4)	all other accounts or general intangibles
of the Borrower not constituting Accounts;
(5)	all equipment (as defined in the Uniform
Commercial Code) of the Borrower, including all Motor
Vehicles (herein collectively called "Equipment");


(6)	each contract and other agreement of the
Borrower relating to the sale or other disposition of
Inventory or Equipment;
(7)	all documents of title (as defined in the
Uniform Commercial Code) or other receipts of the Borrower
covering, evidencing or representing Inventory or
Equipment (herein collectively called "Documents");
(8)	all rights, claims and benefits of the
Borrower against any Person arising out of, relating to or
in connection with Inventory or Equipment purchased by the
Borrower, including, without limitation, any such rights,
claims or benefits against any Person storing or
transporting such Inventory or Equipment;
(9)	all cash of the Borrower;
(10)	all Contracts, together with all Contract
Rights;
(11)	the balance from time to time in the
Collateral Account;
(12)	all Intellectual Property, other than
non-assignable rights owned by the Borrower or any of its
Subsidiaries under licenses whose ownership is solely
incidental to the commercial activities of the Borrower
and its Subsidiaries;
(13)	all other property of the Borrower's estate
(within the meaning of the Bankruptcy Code), real or
personal, including all rights of payment arising pursuant
to the provisions of the Bankruptcy Code; and
(14)	all other tangible and intangible personal
property and fixtures of the Boower, including, without limitation, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Borrower described in the preceding clauses of this Section 2
(including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Borrower or any computer bureau or service company from time to time acting for the Borrower;


but excluding any right, title and interest of the Borrower in, to or under any Collateral (the "Excluded Property"), to the extent the security interest created hereby or an assignment as security of all or part of the Borrower's right, title or interest in, to or under such Excluded Property would breach, violate or cause a default (which would not be excused or permissible under the relevant provisions of the Bankruptcy Code or by entry of the Final Order or Interim Order, as the case may be) under any agreement or Contract, to which the Borrower is a party or by which it is bound relating to such Excluded Property (it being understood, however, that the proceeds of Excluded Property shall not be excluded from the Collateral except to the extent such a breach, violation or default would arise from the inclusion of such proceeds in the Collateral (which would not be excused or permissible under the relevant provision of the Bankruptcy Code)). Without limiting the Borrower's obligations under the Credit Agreement with respect to such matters, the foregoing grant of a security interest in and of itself shall not be deemed (i) to constitute, require or prevent the assumption of any obligation in the Chapter 11 Case or (ii) to prohibit the rejection of any obligation in the Chapter 11 Case. Anything herein contained to the contrary notwithstanding, the Borrower shall remain liable under any agreements or Contracts, referred to in this
Section 2 and to perform all of its respective obligations thereunder, all in accordance with the respective terms and provisions thereof, but subject to the relevant provisions of the Bankruptcy Code and without prejudice to the Borrower's right to assume or reject such leases or executory contracts under s 365 of the Bankruptcy Code, and the Lender shall have no obligation or liability under any of the aforementioned agreements or Contracts by reason of or arising out of the foregoing grant, nor shall Lender be required or obligated in any manner to perform or fulfill any obligation of the Borrower pursuant thereto, or to make any payment, or to present or file any claim, or to take any action to collect or enforce the payment of any amounts which may have been assigned to Lender or to which it may be entitled at any time. However, the Lender shall, at its option, have the right, but not the obligation, to cure any defaults under any such agreements or Contracts being assumed and/or assumed and assigned to the Lender or its designee in connection with the exercise of its remedies hereunder and under Section 10.3 of the Credit Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1	Representations and Warranties.  The
Borrower represents and warrants to the Lender as of the date hereof as follows:


(1)	The Borrower is (or will be at the time the
Lien created hereby attaches) and will continue to be
until all of the Obligations have been satisfied in full
the sole legal, beneficial and record owner of the
Collateral in which it purports to grant a security
interest pursuant to Section 2 hereof and no Lien exists
or will exist upon such Collateral at any time (and no
right or option to acquire the same exists in favor of any other Person), except for the Liens and security interests in favor of the Lender created or provided for herein, and
in the Credit Agreement and the Liens permitted under
Section 9.2 of the Credit Agreement, which Liens and
security interests constitute first priority perfected
Liens and security interests in and to all of such
Collateral, except for the Permitted Liens to which the Lender's security interest herein is junior and subordinate. There is no financing statement naming the Borrower as debtor (or similar documents or instrument of registration under the law of any jurisdiction) now on file or registered in any public office covering any
interest of the Borrower in any Collateral, except as permitted under Section 9.2 of the Credit Agreement.
(2)	This Agreement creates a valid first
priority security interest in favor of the Lender in the Collateral, as security for the Obligations, except for Permitted Liens to which the Lender's security interest herein is junior and subordinate.  Upon entry of the
Interim Order or Final Order, as the case may be, such security interest is, or in the case of Collateral in which the Borrower obtains rights after the date hereof,
will be, a perfected first priority security interest,
subject to Permitted Liens.  Upon entry of the Interim
Order or Final Order, as the case may be, all action
necessary or desirable to perfect and protect such
security interest has been duly taken.
(3)	Annex 1 hereto sets forth all material
Contracts, and other material agreements under which the Borrower holds, as of the date of this Agreement, a leasehold or proprietary interest, which Annex shall be updated from time to time promptly after the disposition or acquisition of any such leasehold or proprietary
interests.
(4)	Annexes 3, 4, and 5 hereto set forth a
complete and correct list of all Copyrights, Patents and Trademarks (other than immaterial rights arising under common law) owned by the Borrower on the date hereof; the Borrower owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in said Annexes
3,4, and 5, and all registrations listed in said Annexes
3, 4,and 5 are valid and in full force and effect; the Borrower owns and possesses the right to use all
Copyrights, Patents and Trademarks.
(5)	The chief executive office of the Borrower
is set forth on Annex 2.
ARTICLE 4
FURTHER ASSURANCES; REMEDIES
Section 4.1	Further Assurances; Remedies.  In
furtherance of the grant of the security and pledge interest pursuant to Section 2 hereof, each Borrower hereby agrees with the Lender as follows:
Section 4.2	Delivery and Other Perfection. Each
Borrower shall:


(1)	if any of the shares, securities,
interests, moneys or property required to be pledged by it under Section 2.1 hereof are received by the Borrower, forthwith either (i) transfer and deliver to the Lender such shares or securities or interests so received by the Borrower(together with the certificates for any such shares and securities or interests duly endorsed in blank
or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the
Lender, pursuant to the terms of this Agreement, as part
of the Collateral or (ii) take such other action as the Lender shall deem necessary or reasonably appropriate to duly record the Lien created hereunder in such shares, securities, interests, moneys or property in said clauses
(a) and (b) of Section 2.1 herein;
(2)	deliver and pledge to the Lender any and
all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Lender may request provided that so long as no Default shall have occurred and be continuing, each Borrower may retain for collection in the ordinary course any Instruments received by the Borrower in the ordinary course of business and the Lender shall, promptly upon request of the Borrower make appropriate arrangements for making any other Instrument pledged by the Borrower available to the Borrower for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Lender, against trust receipt or like document);
(3)	give, execute, deliver, file and/or record
any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Lender) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Lender
to exercise and enforce its rights hereunder with respect
to such security and pledge interest;
(4)	keep full and accurate books and records
relating to the Collateral, and stamp or otherwise mark
such books and records in such manner as the Lender may reasonably require in order to reflect the security interests granted by this Agreement; and
(5)	permit representatives of the Lender, upon
reasonable notice, at any time during normal business
hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Lender to be present at the
Borrower's place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Borrower with respect to the Collateral,
all in such manner as the Lender may reasonably require.
Section 4.3	Preservation of Rights.  The Lender
shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.
Section 4.4	Special Provisions Relating to Certain
Collateral.
(1)	Intellectual Property.


(1)	For the purpose of enabling the Lender
to exercise rights and remedies under Section 5.5 hereof
at such time as the Lender shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Borrower hereby grants to the Lender, to the extent assignable without any consent not theretofore obtained, an irrevocable, non-exclusive license
(exercisable without payment of royalty or other
compensation to the Borrower) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Borrower, wherever the same may be located.
(2)	Notwithstanding anything contained
herein to the contrary,  so long as no Event of Default
shall have occurred and be continuing, the Borrower will
be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property.  The exercise
of rights and remedies under Section 4. 4(b) hereof by the Lender shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the
Borrower in accordance with the first sentence of this
clause (2).
(2)	Equipment. The Borrower shall, upon the
request of the Lender, deliver to the Lender originals of
the certificates of title or ownership for all Equipment, including Motor Vehicles, covered by a certificate of title owned by the Borrower with the Lender listed as lienholder, and take such other action as the Lender shall deem appropriate to perfect the security interest created hereunder in all such Equipment.
Section 4.5	Events of Default, Etc.  During any
period during which an Event of Default shall have occurred and be continuing, but subject to the relevant provisions of
Section 10.3 of the Credit Agreement:
(1)	the Borrower shall, at the request of the
Lender, assemble the Collateral owned by it at such place
or places, reasonably convenient to both the Lender and
the Borrower, designated in the Lender's request;
(2)	the Lender may make any reasonable
compromise or settlement deemed desirable with respect to
any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
(3)	the Lender shall have all of the rights and
remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said
Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Lender were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right);


(4)	the Lender in its discretion may, in its
name or in the name of the Borrower or otherwise, demand,
sue for, collect or receive any money or property at any
time payable or receivable on account of or in exchange
for any of the Collateral, but shall be under no
obligation to do so;
(5)	foreclose on this Agreement and the
security interests created thereby, and sell, lease,
assign or otherwise dispose of all or any part of the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or
control of the Lender or any of its agents in a public or
private sale; and/or
(6)	with respect to all unexpired leases and
executory contracts (within the meaning of the Bankruptcy
Code), the Lender shall, without application to or order
of the Bankruptcy Court, have the exclusive right, upon
the occurrence and during the continuance of an Event of Default on the Termination Date, to direct the disposition, subject to the rights and remedies
enforceable by or available to parties, other than the
Borrower (including rights under ss 365 of the Bankruptcy
Code), with respect to such property, of the Borrower's
right, title and interest in and to any such property, including directing the Borrower to seek any consent necessary to dispose of such property or assume and assign
such property to the Lender or its designee.  The proceeds
from any such disposition shall be applied in accordance
with the terms of the Credit Agreement.
Section 4.6	Deficiency.  If the proceeds of sale,
collection or other realization of or upon the Collateral pursuant to Section 4.5 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Borrower shall remain liable for any deficiency.
Section 4.7	Removals, Etc.  Without at least 30
days' prior written notice to the Lender, the Borrower shall not maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere, other than at one of the locations identified in Annex 2 hereto under its name or in transit from one of such locations to another or (ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto.
Section 4.8	Application of Proceeds.  Except as
otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral of the Borrower under Section 4.5 hereof, and any other cash of the Borrower at the time held by the Lender under and in accordance with Section 4 hereof or this Section 5, shall be applied by the Lender to reduce the Obligation then outstanding in accordance with the terms of the Credit Agreement.


As used in this Section 4, "proceeds" of Collateral
shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Borrower.
Section 4.9	Attorney-in-Fact.  Without limiting
any rights or powers granted by this Agreement to the Lender while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby appointed the attorney-in-fact of each Borrower for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments which the Lender may deem necessary or reasonably advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.
Section 4.10	Perfection.  Prior to or concurrently
with the execution and delivery of this Agreement, each Borrower shall file such financing statements and other documents in such offices as the Lender may request to perfect the security interests granted by Section 2.1 hereof.
Section 4.11	Termination.  When all the Obligations
shall have been paid in full and the Commitments of the Lender under the Credit Agreement shall have expired or been terminated, this Agreement shall terminate, and the Lender shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower and to be released and cancelled all licenses and rights referred to in Section 4.4(b) hereof. The Lender shall also execute and deliver to the Borrower upon such termination such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Lien of this Agreement on the Collateral.
Section 4.12	Expenses and Indemnities.
(1)	The Borrower agrees to reimburse the Lender
for all reasonable out-of-pocket expenses of the Lender (including, without limitation, the reasonable fees and expenses of outside and internal legal counsel) of, or incident to (i) any Event of Default and (ii) any enforcement or collection proceeding resulting therefrom, including, without limitation, (A) performance by the Lender of any obligations of the Borrower in respect of the Collateral that the Borrower have failed or refused to perform, (B) any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Lender in respect thereof, by litigation or otherwise, including expenses of insurance,
(C) judicial or regulatory proceedings and (D) the enforcement of this Section 4, and all such expenses shall be Obligations to the Lender secured under Section 2 hereof.


(2)	The Borrower agrees to indemnify the Lender
from and against any and all reasonable claims, losses and liabilities (including, without limitation, the reasonable fees, client charges and other expenses of the Lender's outside and internal counsel) growing out of or resulting
from this Agreement or the enforcement of any of the terms hereof (including, without limitation, the sale of
Collateral pursuant to a public or private offering and
each and every document produced in furtherance thereof), except claims, losses or liabilities resulting solely and directly from the Lender's gross negligence, bad faith or willful misconduct, subject to prior written notice to the Borrower and the Committee with a period of ten Banking
Days to raise objections to such claims, losses, and liabilities, and further, provided that all such objections shall be resolved by the Bankruptcy Court..
Section 4.13	Further Assurances.  The Borrower
agrees that, from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order fully to effect the purposes of this Agreement.
Section 4.14	Releases.  Without limiting the
obligations of the Borrower hereunder and under the Credit Agreement, upon the sale, assignment, transfer or other disposition of any property effected in accordance with the Credit Agreement, the Lender shall, at the Borrower's expense, execute and deliver to the Borrower such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Lien of this Agreement on such property.
Section 4.15	Other Financing Statements and Liens.
Except as otherwise permitted under Section 9.2 of the Credit Agreement and except for precautionary financing statements filed with respect to operating leases (as defined in accordance with GAAP) entered into by the Borrower, the Borrower shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Lender is not named as the sole secured party.
ARTICLE 5
MISCELLANEOUS
Section 5.1	No Waiver.  No failure on the part of
the Lender or any agent of the Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Lender or any agent of the Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
Section 5.2	Notices.  All notices, requests,
consents and demands hereunder shall be made in the manner and at the addresses set forth in Section 11.5 of the Credit Agreement.


Section 5.3	Amendments, Etc.  The terms of this
Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Borrower and the Lender. Any such amendment or waiver shall be binding upon the Lender and the Borrower.
Section 5.4	Successors and Assigns.  This
Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Borrower and the Lender (provided that the Borrower shall not assign or transfer its rights hereunder without the prior written consent of the Lender).
Section 5.5	Captions.  The captions and section
headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
Section 5.6	Counterparts.  This Agreement may be
executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
Section 5.7	Governing Law.  This Agreement shall
be governed by, and construed in accordance with, the internal law of the State of New York, without regard to choice of law principles thereof, except to the extent governed by the Bankruptcy Code.
Section 5.8	Severability.  If any provision hereof
is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.


IN WITNESS WHEREOF, the parties hereto have caused this Security and Pledge Agreement to be duly executed and delivered as of the day and year first above written.
EMPIRE ONE TELECOMMUNICATIONS, INC.
By______________________________
      Title:
      Chief Executive Office:
EOT LENDING CORP.
By______________________________

Title: President












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